Exhibit 99.1

  #08-10
News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE RECORD FIRST QUARTER RESULTS EXCEED EXPECTATIONS;
RECORD SALES UP 22%; RECORD NET EARNINGS UP 51%; 2008 EPS GUIDANCE INCREASED

WELLINGTON, FL, April 28, 2008 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the leading aftermarket distributor of aerospace fasteners, today announced financial results for the first quarter of 2008.

HIGHLIGHTS

•	Record first quarter revenues of $473.2 million reflect 22.0 percent year-over-year organic growth.
•
Record first quarter operating earnings of $77.4 million increased by 37.2 percent compared with the first quarter of the prior year.  First quarter operating margin of 16.4 percent expanded by 190 basis points compared to the first quarter of the prior year.

•	Record first quarter earnings before income taxes of $74.6 million increased by 62.9 percent compared to the same period in the prior year.
•
Record first quarter net earnings of $48.5 million increased by 51.1 percent compared to the first quarter of the prior year.  First quarter net earnings per diluted share of $0.53 increased by 32.5 percent, despite the 500 basis point increase in the effective tax rate and the 16 percent increase in the number of weighted average shares outstanding.  On a comparable effective tax rate basis, earnings per share increased by 43 percent.

•	Record first quarter earnings per diluted share of $0.53 were $0.04 per share higher than company guidance provided in February 2008 and $0.02 per share higher than consensus estimates.
•
Bookings for the quarter totaled approximately $600 million representing a book-to-bill ratio of approximately 1.2:1.  Backlog as of March 31, 2008 was a record at approximately $2.3 billion and is up approximately 25 percent compared to the first quarter in the prior year.

•	Full-year 2008 financial guidance increased by $0.06 per share to approximately $2.35 per diluted share.

FIRST QUARTER PERFORMANCE

The 37.2 percent growth in operating earnings as compared to the first quarter of last year was driven by the 22.0 percent increase in revenues and the 190 basis point expansion in operating margin.  Revenue growth was driven by robust market conditions and market share gains.  The 16.4 percent operating margin primarily reflects excellent margin expansion in the distribution, interior systems and business jet segments.  The 190 basis point margin improvement was achieved in spite of start-up and learning curve costs on new programs in the seating and engineering services segments.   On a consolidated basis the incremental operating margin for the first quarter of 2008 was 24.6 percent.  Margin expansion in the seating and engineering services segments is expected to drive further corporate consolidated margin improvement in the second half of the year.
Net earnings for the first quarter were $48.5 million, or $0.53 per diluted share as compared with net earnings of $32.1 million, or $0.40 per diluted share in the first quarter of 2007.  First quarter 2008 net earnings increased by $16.4 million, or 51.1 percent, as compared with the first quarter of the prior year.  First quarter 2008 earnings per diluted share increased by 32.5 percent, or $0.13 per diluted share, as compared with the same period in the prior year, despite a 500 basis point increase in the effective tax rate and a 16 percent increase in the number of weighted average shares outstanding in the 2008 period.  On a comparable effective tax rate basis, using the expected 35 percent 2008 effective tax rate in both periods, 2008 first quarter earnings per share were 43.2 percent higher than the same period last year.

FIRST QUARTER SEGMENT DISCUSSION

Net sales by segment were as follows:

	NET SALES
	Three Months Ended March 31,
	($ in millions)
	2008	2007	Percent Change
Distribution	$122.0	$96.9	25.9%
Interior Systems	93.2	81.1	14.9%
Seating	150.9	144.4	4.5%
Business Jet	72.7	44.1	64.9%
Engineering Services	34.4	21.3	61.5%
Total	$473.2	$387.8	22.0%

The distribution segment revenue growth rate of 25.9 percent reflects the significant 2006 and 2007 investments in product line expansion, the broad-based increase in aftermarket demand for aerospace fasteners, and continued market share gains.
The interior systems segment revenue growth rate of 14.9 percent reflects both higher aftermarket demand as well as a higher level of new aircraft deliveries.  Seating segment revenue growth of 4.5 percent was consistent with scheduled initial deliveries of major new programs which have now begun.  Seating segment revenues are expected to be significantly higher in the second, third and fourth quarters of 2008.
Business jet segment revenues increased by 64.9 percent reflecting strong demand for business jet products and more normalized shipments of super first class products on new programs begun in 2007.  The engineering services segment revenue growth was 61.5 percent reflecting the ramp-up of initial shipments on new programs.

The following is a summary of operating earnings by segment:

	OPERATING EARNINGS
	Three Months Ended March 31,
	($ in millions)
	2008	2007	Percent Change
Distribution	$35.3	$19.7	79.2%
Interior Systems	18.4	14.6	26.0%
Seating	15.5	16.9	(8.3%	)
Business Jet	10.6	4.4	140.9%
Engineering Services	(2.4)	0.8	NM
Total	$77.4	$56.4	37.2%

Distribution segment operating earnings were $35.3 million, which was 79.2 percent greater than the same period last year.  The distribution segment operating margin expanded by 860 basis points to 28.9 percent as compared with the first quarter of 2007 reflecting the first full quarter of synergies from the New York Fasteners integration, a significantly improved and expanded mix of products on a number of long term JIT agreements negotiated during 2007, and higher margins on these programs as a result of the company’s inventory stocking business model.
Interior systems segment operating earnings of $18.4 million increased 26.0 percent, as compared with the same period in the prior year.  The interior systems segment operating margin increased by 170 basis points to 19.7 percent as a result of synergies arising from the Draeger Aerospace GmbH integration, operational efficiency initiatives and operating leverage.
Seating segment operating earnings during the first quarter of 2008 were $15.5 million or 10.3 percent of sales reflecting the negative impact of the expected start-up and learning curve costs on new programs.  The seating segment operating margin, which has expanded by 590 basis points over the last three years, and which expanded by 180 basis points during 2007, is expected to begin to deliver significant additional margin expansion in the second half of 2008 as production on new programs becomes more normalized.
Business jet segment operating earnings increased by 140.9 percent as compared with the same period in the prior year as a result of the 64.9 percent increase in revenue and the 460 basis point increase in operating margin to 14.6 percent.   The significant margin expansion reflects substantially improved operational efficiency, particularly on new programs begun in 2007, and operating leverage at the higher sales level.
The engineering services segment operating loss of $2.4 million was primarily the result of start-up and learning curve costs on new programs.  The engineering services segment is expected to generate positive operating earnings in 2008 as production on new programs becomes more normalized later in the year.
Incremental operating margin is the increase in operating earnings between two periods, divided by the increase in net sales between the same two periods.

LIQUIDITY AND BALANCE SHEET METRICS

As of March 31, 2008, the company’s debt-to-capital ratio was 10.3 percent and net debt was $111.3 million, which represents total debt of $151.7 million less cash and cash equivalents of $40.4 million.  As of March 31, 2008, the company had no borrowings outstanding on its $200 million revolving credit facility.  Working capital as of March 31, 2008 of $769.2 million, increased by $57.6 million, or 8.1 percent, as compared with December 31, 2007 as a result of the 22.0 percent increase in revenues.  Accounts receivable increased by $62.1 million on the higher sales level while inventories increased by $48.1 million reflecting the expected significant increase in second quarter 2008 sales, the substantial increase in backlog and further expansion of the company’s fastener product line.  The company continues to expect free cash flow (expected cash from operations less expected capital expenditures) during 2008 of approximately $150 million, plus or minus 10 to 15 percent.

RECENT BUSINESS STRENGTH EXPECTED TO CONTINUE

Bookings during the first quarter of 2008 of approximately $600 million reflect a book-to-bill ratio of approximately 1.2 to 1.  Backlog at the end of the quarter was a record at approximately $2.3 billion, and represents an increase of approximately 25 percent as compared with the company’s March 31, 2007 backlog.  Approximately 12 percent of the backlog represents orders from U.S. airlines, while approximately 38 percent is from airlines in emerging markets.  The strong bookings performance in the first quarter was broad-based and encompassed all of the company's business segments.  The interior systems segment had a record bookings quarter and requests for quotes were at an all-time high.  Order activity from international customers was especially strong as a number of current customers expanded existing programs and/or placed orders for cabin interior equipment for additional aircraft types.  Aftermarket and spares demand was robust in all geographic regions, as airlines continue to make significant investments to maintain and upgrade their existing fleets.
Commenting on the recent performance of B/E Aerospace, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “I am pleased to report that the first quarter of 2008 was a record quarter, with especially strong results from our distribution, interior systems and business jet segments.   Earnings per share growth significantly exceeded our guidance as the operating margin expanded by 190 basis points compared with the first quarter of the prior year, in spite of start-up and learning curve costs on new programs in the seating and engineering services segments.  Beginning in the second quarter, delivery rates on these new programs are expected to increase and we expect significant revenue growth.  While approximately 55 percent of first quarter revenues were generated outside of the United States, revenue growth in the U.S. was very strong primarily as a result of heavy domestic aftermarket spending.”

FINANCIAL GUIDANCE RAISED FOR 2008 AND 2009

The company announced that it is raising its full-year 2008 financial guidance.  The company is increasing its 2008 earnings per share guidance by $0.06 per diluted share to approximately $2.35 per diluted share, representing an expected increase in earnings per share of approximately 42 percent in 2008 as compared to 2007.  On a comparable basis using the expected 35 percent 2008 effective tax rate in both periods, 2008 earnings per share are expected to increase by approximately 50 percent versus 2007.
Mr. Khoury continued, “We believe that robust market conditions will continue to drive demand from global airlines for our cabin interior products for several years to come for both aftermarket retrofit programs as well as new aircraft deliveries.  Airbus and Boeing are expected to deliver approximately 1,150 new wide-body aircraft from 2008 through 2011 representing a 16 percent compound annual growth rate in new wide-body aircraft deliveries over the four year 2008-2011 period.  Our long-term visibility arising from our high in quality and growing backlog, in addition to associated expected follow-on orders, provides support for our expectation of continued superior earnings performance over the next three years.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products, and the leading aftermarket distributor of aerospace fasteners.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate about 60 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace, Inc. website at www.beaerospace.com.

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	March 31,	March 31,
	2008	2007
Net sales	$473.2	$387.8
Cost of sales	304.1	253.5
Selling, general and administrative	56.3	50.7
Research, development and engineering	35.4	27.2
Operating earnings	77.4	56.4
Operating margin	16.4%	14.5%
Interest expense, net	2.8	10.6
Earnings before income taxes	74.6	45.8
Income taxes	26.1	13.7
Net Earnings	$48.5	$32.1

Net Earnings per Common Share
Basic	$0.53	$0.41
Diluted	$0.53	$0.40
Common shares:
Basic
Weighted average	91.6	78.9
Diluted
Weighted average	92.0	79.5

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Millions)

	March 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$40.4	$81.6
Accounts receivable, net	280.1	218.0
Inventories, net	684.4	636.3
Deferred income taxes	41.0	62.4
Other current assets	18.3	21.7
Total current assets	1,064.2	1,020.0
Long-term assets	761.3	752.0
	$1,825.5	$1,772.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$295.0	$308.4
Long-term liabilities	207.0	205.5
Total stockholders' equity	1,323.5	1,258.1
	$1,825.5	$1,772.0

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in Millions)

	THREE MONTHS ENDED
	March 31,	March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$48.5	$32.1
Adjustments to reconcile net earnings to net cash flows used in operating activities:
Depreciation and amortization	9.1	8.1
Provision for doubtful accounts	0.4	0.8
Non-cash compensation	3.7	2.4
Deferred income taxes	21.9	9.8
Changes in operating assets and liabilities:
Accounts receivable	(60.2)	(24.8)
Inventories	(46.2)	(58.6)
Other current assets and other assets	2.1	(2.4)
Payables, accruals and other liabilities	(14.2)	15.9
Net cash flows used in operating activities	(34.9)	(16.7)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8.5)	(8.0)
Net cash flows used in investing activities	(8.5)	(8.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	0.2	373.4
Principal payments on long-term debt	(0.2)	(0.7)
Borrowings on line of credit	22.0	30.0
Repayments on line of credit	(22.0)	(30.0)
Net cash flows provided by financing activities	0.0	372.7
Effect of foreign exchange rate changes on cash and cash equivalents	2.2	0.1

Net (decrease) increase in cash and cash equivalents	(41.2)	348.1

Cash and cash equivalents, beginning of period	81.6	65.0

Cash and cash equivalents, end of period	$40.4	$413.1